Form of 1st Amended and Restated Appendix A
to the
FIRST AMENDED AND RESTATED
OPERATING EXPENSES LIMITATION AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
LIBERTY STREET ADVISORS, INC.

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date

Robinson Tax Advantaged Income Fund
Class A	1.60%	09/30/2014
Class T	1.60%	05/01/2017
Class C	2.35%	09/30/2014
Institutional Class	1.35%	09/30/2014

Amended and approved by the Board on March 16, 2017.
Agreed and accepted this ____ day of ____________, 2017.

INVESTMENT MANAGERS SERIES TRUST	LIBERTY STREET ADVISORS, INC.

By:	By:
Print Name:	Print Name
Title:	Title: